United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒    Filed by a Party other than the Registrant  ☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

NAUTILUS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NAUTILUS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Nautilus, Inc.:

The annual meeting of stockholders of Nautilus, Inc. (the “Company”) will be held on Wednesday, May 1, 2013, at the Company’s former headquarters building, 1115 SE 164th Ave, Vancouver, Washington 98683, beginning at 1:00 p.m. Pacific Daylight Time, for the following purposes:

1. To elect a Board of Directors, consisting of six (6) members, to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

2. To ratify the Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013;

3. To adopt, on an advisory basis, a resolution approving the Company’s executive compensation as reported in this Proxy Statement;

4. To approve, on an advisory basis, a resolution relating to the frequency of voting on the Company’s executive compensation; and

5. To consider and act upon any other matter which may properly come before the annual meeting or any adjournment thereof.

Only stockholders who held their shares at the close of business on March 15, 2013, the record date, are entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the annual meeting. Whether or not you plan to attend the annual meeting, please sign and promptly return the enclosed proxy card, which you may revoke at any time prior to its use. A prepaid, self-addressed envelope is enclosed for your convenience. Your shares will be voted at the annual meeting in accordance with your proxy.

By	Order of the Board of Directors

WAYNE M. BOLIO Secretary

Vancouver, Washington

March 29, 2013

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held On May 1, 2013:

Pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a notice of annual meeting, and 2012 Annual Report to Stockholders, and by notifying you of the availability of our proxy materials on the Internet. The notice of annual meeting, proxy statement, and 2012 Annual Report to Stockholders are available at http://www.nautilus.com/proxy. In accordance with the SEC rules, the materials on the website are searchable, readable and printable, and the website does not have “cookies” or other tracking devices which identify visitors. Directions to the Company’s annual meeting are available at http://www.nautilus.com/proxy.

2013 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

NAUTILUS, INC.

17750 SE 6th Way

Vancouver, Washington 98683

PROXY STATEMENT

General Information

Our Board of Directors (the “Board”) is furnishing this proxy statement and the accompanying Annual Report to Stockholders, notice of annual meeting and proxy card in connection with its solicitation of proxies for use at our 2013 annual meeting of stockholders or any adjournment thereof. The annual meeting will be held on Wednesday, May 1, 2013, beginning at 1:00 p.m., Pacific Daylight Time at the following location:

1115 SE 164th Ave

Vancouver, Washington 98683

Our Board has designated the two persons named on the enclosed proxy card, M. Carl Johnson, III and Wayne M. Bolio, to serve as proxies in connection with the annual meeting. These proxy materials and the accompanying Annual Report to Stockholders are being mailed on or about March 29, 2013 to our stockholders of record as of March 15, 2013.

Our principal executive offices are located at 17750 SE 6th Way, Vancouver, Washington 98683. As used in this proxy statement, the terms “we,” “our,” “us,” “Nautilus,” and “Company” refer to Nautilus, Inc. and its subsidiaries.

Revocability of Proxies

You may revoke any proxy you execute at any time prior to its use at the annual meeting by:

•	delivering written notice of revocation to our Secretary;

•	delivering an executed proxy bearing a later date to our Secretary; or

•	attending the annual meeting and voting in person.

Record Date

Our Board has fixed the close of business on March 15, 2013 as the record date for determining which of our stockholders are entitled to notice of and to vote at the annual meeting. At the close of business on the record date, 30,974,336 shares of our common stock were outstanding.

Voting; Quorum

Each share of common stock outstanding on the record date is entitled to one vote per share at the annual meeting. Stockholders are not entitled to cumulate their votes. The presence, in person or by proxy, of the holders of a majority of our outstanding shares of common stock is necessary to constitute a quorum at the annual meeting.

Abstentions

If you abstain from voting, your shares will be deemed present at the annual meeting for purposes of determining whether a quorum is present.

Broker Discretionary Voting

If you hold your shares in street name, your broker, bank or other similar institution may be able to vote your shares without your instructions depending on whether the matter being voted on is “discretionary” or “non-discretionary.” In the case of a discretionary matter (for example, the ratification of the independent registered public accounting firm), your broker is permitted to vote your shares of common stock if you have not given voting instructions. In the case of a non-discretionary matter (for example, the election of directors, the advisory vote to approve executive compensation, and the advisory vote on the frequency of future advisory votes on executive compensation), your broker cannot vote your shares if you have not given voting instructions.

A “broker non-vote” occurs when your broker submits a proxy for the Annual Meeting with respect to discretionary matters, but does not vote on non-discretionary matters because you did not provide voting instructions on these matters. Therefore, it is important that you provide specific voting instructions regarding non-discretionary matters (such as election of directors and matters related to executive compensation) to your broker, bank or similar institution.

Votes Required to Approve Each Proposal

At this Annual Meeting each director will be elected by the vote of the majority of the votes cast with respect to the director nominee. This means to elect the director nominee, the number of shares voted “For” the director nominee must exceed the number of shares voted “Against” the director nominee. Abstentions and broker non-votes will not be considered votes cast.

The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting is required to approve ratification of the selection of the independent registered public accounting firm, adopt (on an advisory basis) the resolution approving the Company’s executive compensation, choose (on an advisory basis) one of the three options on the frequency of future stockholder votes on executive compensation, and approve any other matters that properly come before the Annual Meeting. Abstentions and broker non-votes will not be considered to have been voted.

In the case of the proposal to choose (on an advisory basis) the frequency of future advisory votes on executive compensation, if none of the three frequency options receives the vote of the holders of a majority of the shares of the common stock present or represented and voting, we will consider the frequency option (one year, two years or three years) receiving the highest number of votes to be the frequency that has been recommended by stockholders. Abstentions and broker non-votes will not be considered to have been voted.

Proxy Procedure

When a proxy card is properly dated, executed and returned, the shares it represents will be voted at the annual meeting in accordance with the instructions specified in the proxy. If no specific instructions are given, the shares will be voted FOR the election of the director nominees described below, FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm, FOR the proposal to adopt an advisory resolution approving executive compensation, and to select ONE YEAR as the frequency for future advisory votes on executive compensation. If other matters come before the annual meeting, the persons named in the accompanying proxy will vote in accordance with their best judgment with respect to such matters.

Cost of Proxy Solicitation

We do not plan to hire a proxy solicitor in connection with the annual meeting, but to the extent we choose to use proxy solicitor services, Nautilus will pay the related fees and expenses.

Procedures for Stockholder Proposals and Nominations

Under our amended and restated bylaws, as amended (“Bylaws”), nominations for directors at an annual meeting may be made only by (1) the Board or a committee of the Board, or (2) a stockholder entitled to vote who has delivered notice to the Company within 120 to 180 days before the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting.

Our Bylaws also provide that business may not be brought before an annual meeting unless it is (1) specified in the notice of meeting (which includes stockholder proposals that we are required to include in our proxy statement under SEC Rule 14a-8), (2) brought before the meeting by or at the direction of the Board, or (3) brought by a stockholder entitled to vote who has delivered notice to the Company (containing certain information specified in the Bylaws) within 120 to 180 days before the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting. In addition, you must comply with SEC Rule 14a-8 to have your proposal included in our proxy statement.

A copy of the full text of our Bylaws may be obtained upon written request to the Company Secretary at the address provided on page 1 of this proxy statement.

Where You Can Find More Information

We file our proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (“Exchange Act”). You can inspect and obtain a copy of our proxy statement and other information filed with the SEC at the offices of the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10 a.m. to 3 p.m. EST. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet site at http://www.sec.gov/ where you can obtain most of our SEC filings. We also make available, free of charge, on our website at www.nautilusinc.com, our proxy statements filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after they are filed electronically with the SEC.

PROPOSAL 1:

ELECTION OF DIRECTORS

According to our Bylaws, our Board shall be comprised of seven (7) directors, provided, however that the number may be decreased by resolution of our Board. The Board has fixed the authorized number of our directors at six (6).

At our annual meeting, our stockholders will elect a board consisting of six (6) directors to serve until our 2014 annual meeting or until their respective successors are elected and qualified. Our Board has nominated the individuals listed below to serve on our Board. All of the nominees are currently members of our Board. If any nominee is unable or unwilling to serve as a director at the time of the annual meeting, our Board may provide for a lesser number of directors or designate a substitute. If our Board designates a substitute, the proxy holders will have the discretionary authority to vote for the substitute. Proxies may not be voted for more than six (6) nominees.

Our Board unanimously recommends that you vote FOR each of the following nominees for election as director:

M. Carl Johnson, III, 64, was elected to our Board on July 1, 2010. Mr. Johnson is Chairman of the Board and a member of the Compensation Committee. In January 2013, Mr. Johnson was appointed Group Executive Vice President and Chief Growth Officer of Del Monte Foods, with primary responsibility for driving the company’s growth and overseeing corporate strategy, innovation, marketing and creative services, consumer and customer insights, research and development, communications and government relations. Additionally, he currently serves as acting general manager of Del Monte’s Pet Business. He joined Del Monte Foods in November 2011 as Executive Vice President, Brands. From 2001 until April 2011, Mr. Johnson served as senior vice president and chief strategy officer of the Campbell Soup Company, where he had direct responsibility for corporate strategy, research & development, quality, corporate marketing services, licensing, and e-business. Mr. Johnson joined Campbell from Kraft Foods, where he ran three successively larger business divisions. Mr. Johnson earned his B.A. degree in government and economics from Wesleyan University, and his M.B.A. degree from the University of Chicago. Mr. Johnson serves as an advisory board member of the Agricultural Sustainability Institute, University of California, Davis. He also serves as a member of the board of directors of Avedro, Inc., a privately held pioneer in vision correction technology. Mr. Johnson is a trustee of the Adelphic Educational Fund, Wesleyan University, which grants scholarships and supports educational, literary and artistic programs. He is also a member of the steering committee of the Kilts Center for Marketing at the University Of Chicago Graduate School Of Business, which provides scholarships to top marketing students and helps the school steer its marketing curriculum. Our Board has determined that Mr. Johnson has the requisite experience and expertise to be a director of Nautilus based on his consumer marketing expertise and strong background in corporate expansion strategy.

Ronald P. Badie, 70, joined our Board in August 2005. Mr. Badie is the Chairman of the Compensation Committee and a member of the Nominating and Governance Committee and the Audit Committee. Mr. Badie spent over 35 years with Deutsche Bank and its predecessor, Bankers Trust Company, retiring in 2002 as vice chairman of Deutsche Bank Alex Brown (now Deutsche Bank Securities), the firm’s investment banking subsidiary. In addition, Mr. Badie was a director of Merisel, Inc. from October 2004 to March 2011 and Integrated Electrical Services, Inc. between October 2003 and May 2006. Mr. Badie currently serves as a director and audit committee member of Obagi Medical Products, Inc. and Amphenol Corporation. In addition, Mr. Badie is the chairman of the compensation committee for Obagi Medical Products. Mr. Badie is a graduate of Bucknell University and received an MBA from New York University’s Stern School of Business. Our Board determined that Mr. Badie has the requisite experience and expertise to be a director of Nautilus based on his broad experience while serving as a director of several publicly-traded and privately-held companies. In addition, Mr. Badie spent many years as an investment banker and has extensive experience in structured finance and capital markets transactions.

Bruce M. Cazenave, 58, was appointed Chief Executive Officer and elected to our Board in May 2011. From January 2010 until his appointment as the Company’s Chief Executive Officer, Mr. Cazenave served as managing director of Inflection Point Consulting, where he consulted with and served as an executive advisor to private equity firms in the U.S. and Europe. From 2006 to 2009, Mr. Cazenave worked for Central Garden & Pet Company, serving as president of its Garden Décor Group. Central Garden & Pet Company is a marketer and producer of branded products for the lawn and garden and pet supplies markets. From January 2006 to August 2006, Mr. Cazenave served as a strategy consultant to Timex Corporation where he focused on supply chain, operational and organizational priorities for the watch manufacturer. From 2002 to 2005, Mr. Cazenave served as president & CEO of Dorel Juvenile Group, a subsidiary of Dorel Industries, Inc. Dorel Juvenile Group is a marketer and manufacturer of juvenile products. Mr. Cazenave has also served in senior executive roles at Black & Decker U.S., Inc. and Timberland - both in the U.S and Europe. The Board has concluded that Mr. Cazenave should continue serving as a director based on his over 20 years of senior executive leadership and extensive background running divisions of premier global consumer products companies focused on profitable growth.

Richard A. Horn, 65, was elected to our Board in December 2007. Mr. Horn is Chairman of the Nominating and Governance Committee and a member of the Audit Committee and the Compensation Committee. Mr. Horn has been a private investor since February 2002. Mr. Horn was general manager of the PetsHotel Division of PETsMART, Inc., a publicly-traded company, from April 2001 through February 2002. From January 1999 through March 2001, he was senior vice-president and general merchandise manager of PETsMART.com, Inc. and from July 1994 until December 1998, he was vice-president and general merchandise manager of PETsMART, Inc. From 1992 to 1994, Mr. Horn was chief financial officer of Weisheimer Companies, Inc. Mr. Horn was a partner at Coopers & Lybrand (now PricewaterhouseCoopers) from 1980 to 1992. Mr. Horn currently serves on the board of directors of Lucky Litter L.L.C., a privately-financed manufacturer and marketer of pet products. Mr. Horn currently serves on the Board of Trustees of The Saint Joseph’s Hospital Foundation; and on the Board of Directors of the Fiesta Bowl. Our Board has determined that Mr. Horn has the requisite experience and expertise to be a director of Nautilus. As a former retail merchandising and direct-marketing manager, former chief financial officer and a former partner at Coopers & Lybrand, Mr. Horn brings particular expertise to our Board in the areas of direct marketing sales, consumer product merchandising, and service industries, investor relations, financial reporting, accounting and auditing for complex multinational operations.

Anne G. Saunders, 51, was elected to our Board effective April 2, 2012. In August 2012, Ms. Saunders was named President of Redbox, the entertainment company. In this role, she has full P&L responsibility for the two billion dollar business. Redbox is owned and operated by Coinstar, Inc (NASDAQ:CSTR), one of Fortune Magazine’s 100 Fastest-Growing Companies for 2012. From March 2009 until January 2012, Ms. Saunders was executive vice president and chief marketing officer for Knowledge Universe, a privately-held early education company with over 1600 schools nationwide. From February 2008 until March 2009, Ms. Saunders’ was senior vice president, consumer bank executive and, from May 2007 until February 2008, she was senior vice president, brand executive, for Bank of America Corporation (NYSE:BAC). Between 2001 and 2007, Ms. Saunders held a variety of positions with Starbucks Coffee Co. (NASDAQ:SBUX), including senior vice president, global brand, during that company’s period of rapid domestic and international growth. Ms. Saunders has also held executive and senior management positions with eSociety, a B2B e-commerce company, AT&T Wireless, and Young & Rubicam. She received a BA from Northwestern University and a MBA from Fordham University. Additionally, Ms. Saunders previously served, from 2006 until 2007, as a director for Blue Nile, Inc. (NASDAQ:NILE). Ms. Saunders’ strong background in marketing, building brands, and understanding the consumer marketplace provides the Company with additional expertise with regards to its current and new product lines.

Marvin G. Siegert, 64, joined our Board in August 2005. Mr. Siegert is Chairman of the Audit Committee and a member of the Compensation Committee and the Nominating and Governance Committee. Currently a private investor, Mr. Siegert was president and chief operating officer of The Pyle Group LLC, a private equity investment group, from 1996 until July 2007. Prior to The Pyle Group, Mr. Siegert spent 26 years with Rayovac Corporation, a manufacturer of batteries and lighting products, where he held various positions, with his most recent position as senior vice president and chief financial officer. Currently, Mr. Siegert serves as audit committee chairman on the board of directors of Great Lakes Educational Loan Services, Inc., a privately-held student loan servicing company, and is a member of the board of directors of Uniek, Inc., a manufacturer and distributor of picture frames and wall décor. From 2005 until December 2012, Mr. Siegert was a member of the board of directors of Hy Cite Corporation, a privately-held direct sales marketing company. Mr. Siegert graduated from the University of Wisconsin, Whitewater with a degree in accounting and holds a master’s degree in management from the University of Wisconsin, Madison. Our Board has determined that Mr. Siegert has the requisite experience and expertise to be a director of Nautilus. As a former president and chief operating officer of a private equity investment group and former chief financial officer of a privately-held global consumer products company, Mr. Siegert brings a particular expertise to our Board in the areas of consumer products, investor relations and financial strategies.

No family relationship exists among any of the directors or executive officers. No arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director was selected as a director or executive officer of Nautilus.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Our Board oversees our overall performance on behalf of our stockholders. Members of our Board stay informed of our business through discussions with our Chief Executive Officer (“CEO”) and other members of our executive team, by reviewing materials provided to them, and by participating in regularly scheduled Board and committee meetings.

Corporate Governance

Our Board is elected by our stockholders to govern the Company’s business and affairs. Our Board selects our senior management team, which is charged with conducting our business. Having selected our senior management team, our Board acts as an advisor to senior management and monitors their performance. Our Board reviews the Company’s strategies, financial objectives and operating plans. It also plans for management succession of our Chief Executive Officer, as well as other senior management positions, and oversees our compliance efforts.

Our Board has determined that each of Ronald P. Badie, Richard A. Horn, M. Carl Johnson, III, Anne G. Saunders and Marvin G. Siegert qualify as an “independent director” under our Corporate Governance Guidelines (available on our website at www.nautilusinc.com), Section 303A.02 of the Listed Company Manual (the “Listed Company Manual”) of the New York Stock Exchange (“NYSE”), and applicable rules of the SEC, and that each such person is free of any relationship that would interfere with the individual exercise of independent judgment. Our Board has further determined that each member of the Board’s three committees meets the independence requirements applicable to those committees prescribed by the Listed Company Manual and the SEC, including Rule 10A-3(b)(1) under the Exchange Act related to audit committee member independence.

Our Board met seven times in 2012 and all of our directors attended at least 75% of the meetings of our Board and of the meetings held by the committee(s) on which they served. Currently, we do not have a policy requiring our Board members’ attendance at the annual meetings of our stockholders. One director attended our 2012 annual stockholders meeting.

Transactions with Related Persons

Our Board recognizes that “transactions” with a “related person” (as such terms are defined in Item 404 of Regulation S-K) present a heightened risk of conflict of interest and/or improper valuation (or the perception thereof) and, therefore, has adopted a policy which shall be followed in connection with all related person transactions. Specifically, this policy addresses our procedures for the review, approval and ratification of all related person transactions.

Our Board has determined that its Audit Committee is best suited to review and approve related person transactions. Accordingly, any related person transactions recommended by management shall be presented to the Audit Committee for approval at a regularly scheduled meeting of the Audit Committee. Any related person transaction shall be consummated or shall continue only if the Audit Committee approves the transaction, the disinterested members of our Board approve the transaction, or the transaction involves compensation approved by the Compensation Committee.

Committees of the Board

Our Board currently has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each committee is governed by a written charter that may be amended by our Board at any time. The full text of each committee charter and our Corporate Governance Guidelines are available on our website located at www.nautilusinc.com or in print to any interested party who requests it. Requests should be sent to the Company Secretary at the address provided on page 1 of this proxy statement.

The Audit Committee

The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Exchange Act and represents and assists our Board in fulfilling its oversight responsibility relating to (i) the integrity of our financial statements and other financial information furnished by Nautilus, (ii) our compliance with legal and regulatory requirements, (iii) our system of internal accounting and financial controls, (iv) our registered independent public accounting firm’s qualifications, performance, compensation and independence, (v) the performance of our internal audit function, and (vi) compliance with our code of business conduct and ethics.

In fulfilling the duties outlined in its charter, the Audit Committee, among other things, shall:

•	have the sole authority and responsibility to select, evaluate and, where appropriate, replace our registered independent public accounting firm;

•

review and discuss with management and our registered independent public accounting firm, prior to release to the general public and legal and regulatory agencies, our annual audited financial statements and quarterly financial statements, including disclosures contained in our Annual Report on Form 10-K under the section heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and matters required to be reviewed under applicable legal, regulatory or public company exchange listing requirements;

•

discuss polices developed by management and our Board with respect to risk assessment and risk management and steps management has taken to monitor and control financial risk exposure, including anti-fraud programs and controls;

•	review the responsibilities, functions and performance of our internal audit function, including internal audit’s charter, plans and budget and the scope and results of internal audits;

•

review management’s report on internal control over financial reporting and discuss with management and the registered independent public accounting firm any significant deficiencies or material weaknesses in the design or operation of our internal controls; and

•

establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by our employees of concerns regarding questionable accounting, auditing matters or violations of our code of conduct.

As of the date of this proxy statement, the Audit Committee consists of four independent directors, Marvin G. Siegert (Chairman), Ronald P. Badie, Richard A. Horn and Anne G. Saunders. Mr. Siegert has served as Chairman of the committee since May 2007. Mr. Horn was appointed to the Committee in December 2007, Mr. Badie in May 2011 and Ms. Saunders in June 2012.

Each current member of the Audit Committee meets the independence, financial literacy and experience requirements contained in the corporate governance listing standards of the NYSE relating to audit committees. In addition, our Board has determined that Messrs. Badie, Horn and Siegert each qualify as an “audit committee financial expert” under the regulations of the SEC. Although all members of the Audit Committee meet the current NYSE regulatory requirements for accounting or related financial management expertise, and our Board has determined that Messrs. Badie, Horn and Siegert each qualify as an “audit committee financial expert,” members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not technical experts in auditing or accounting. The Audit Committee met five times during 2012.

A copy of the full text of the Audit Committee Charter can be found on our website at www.nautilusinc.com.

The Compensation Committee

The Compensation Committee is responsible for overseeing the Company’s compensation of employees, including equity-based plans, and employee benefit plans and practices, including the compensation and benefits of our executive officers. The Compensation Committee also administers our 2005 Long-Term Incentive Plan.

In fulfilling the duties outlined in its charter, the Compensation Committee, among other things, shall:

•

review periodically our executive compensation plans in light of the Company’s goals and objectives with respect to such plans and, if the committee deems appropriate, adopt, or recommend to our Board the adoption of new, or the amendment of existing, executive compensation plans;

•

evaluate annually the performance of our Chief Executive Officer (“CEO”) and, with our CEO’s participation and input, that of our other executive officers in light of the goals and objectives of our executive compensation plans. Based on this evaluation, the Compensation Committee shall determine and approve the CEO’s compensation level and, with the CEO’s participation and input, the compensation levels of our other executive officers;

•	approve any equity compensation awarded to any of our executive officers, subject to the requirements of the applicable compensation plans; and

•

with respect to SEC reporting requirements, review and discuss with management our compensation discussion and analysis, and oversee the preparation of, and approve, the Compensation Committee’s report on executive compensation to be included in our proxy statement.

The Compensation Committee may not delegate any power or authority required by any law, regulation or listing standard to be exercised by the committee. The Compensation Committee met four times during 2012.

A copy of the full text of the Compensation Committee Charter can be found on our website at www.nautilusinc.com.

Compensation Committee Interlocks and Insider Participation

As of the date of this proxy statement, the Compensation Committee is comprised of five independent directors, Ronald P. Badie (Chairman), Richard A. Horn, M. Carl Johnson, III, Anne G. Saunders and Marvin G. Siegert, each of whom served on the committee during 2012. Messrs. Horn and Badie were appointed to the committee in December 2007 and Mr. Badie was named the committee’s Chairman in May 2011. Mr. Johnson was appointed to the Compensation Committee in July 2010, Mr. Siegert in May 2011 and Ms. Saunders in June 2012. None of the members of the committee have a relationship with Nautilus, other than as directors and stockholders. No member of the Compensation Committee is or was formerly an officer or an employee of Nautilus. None of our executive officers served, during the year ended December 31, 2012, as a member of the compensation committee or on the board of directors of any entity that has an executive officer serving as a member of the Compensation Committee or the Board.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for considering and making recommendations concerning the membership and function of the Board, and the development and review of corporate governance guidelines.

In fulfilling the duties outlined in its charter, the Nominating and Corporate Governance Committee, among other things, shall:

•	identify individuals qualified to become members of our Board and to select director nominees to be presented for stockholder approval at our annual stockholders meeting;

•	review our Board’s committee structure and recommend to the Board for its approval directors to serve as members of each committee;

•	develop and recommend to our Board for its approval a set of corporate governance guidelines;

•	develop and recommend to our Board for its approval an annual self-evaluation process of the Board and its committees; and

•	review on an annual basis director compensation and benefits.

The Nominating and Corporate Governance Committee will consider recommendations for directorships submitted by stockholders. Stockholders who wish the Nominating and Corporate Governance Committee to consider their directorship recommendations should submit their recommendations in writing to Nautilus, Inc., 17750 SE 6th Way, Vancouver, WA 98683, Attn: Chairman of Nominating and Corporate Governance Committee. Recommendations by stockholders that are made in accordance with these procedures will receive the same consideration given to nominations made by the committee.

Nominees may be suggested by directors, members of management, stockholders or, in some cases, by a third party firm. In identifying and considering candidates for nomination to the Board, the Nominating and Corporate Governance Committee considers a candidate’s quality of experience, the needs of the Company and the range of talent and experience represented on its Board. In evaluating particular candidates, the committee will review the nominee’s personal and professional integrity, judgment, experience, and ability to serve the long-term interest of the stockholders. The committee will also take into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities. The committee also considers matters of diversity, including gender, race and national origin, education, professional experience and differences in viewpoints and skills. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, both the Board and the committee believe that it is essential that Board members represent a diverse range of experience, expertise and viewpoints.

As of the date of this proxy statement, the Nominating and Corporate Governance Committee is comprised of three independent directors, Richard A. Horn (Chairman), Ronald P. Badie and Marvin G. Siegert. Messrs. Badie and Horn were appointed to the committee and Mr. Horn was named the committee’s Chairman in 2007. Mr. Siegert was appointed to the committee in May 2011. The Nominating and Corporate Governance Committee met two times during 2012.

A full copy of the Nominating and Corporate Governance Committee Charter can be found on our website at www.nautilusinc.com.

Communications with Directors

All interested parties may send correspondence to our Board or to any individual director at the following address: Nautilus, Inc., 17750 SE 6th Way, Vancouver, Washington 98683.

Your communications should indicate that you are a stockholder of Nautilus. Depending on the subject matter, we will either forward the communication to the director or directors to whom it is addressed, attempt to handle the inquiry directly, or not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. Correspondence marked confidential will not be opened prior to forwarding to the Board or any individual director.

Code of Business Conduct and Ethics

We have adopted the Nautilus, Inc. Code of Business Conduct and Ethics (the “Code of Ethics”), which applies to all of our directors, officers and employees. You can view the Code of Ethics on our website at

www.nautilusinc.com. A copy of the Code of Ethics will be provided in print without charge to all interested parties who submit a request in writing to Nautilus, Inc., 17750 SE 6th Way, Vancouver, Washington 98683, Attn: Corporate Communications.

Board Leadership Structure

Our Board has a majority of independent directors; five out of the six (6) director nominees are independent. The Audit, Compensation, and Nominating and Corporate Governance committees each are composed solely of independent directors.

We separate the roles of Chairman of the Board and Chief Executive Officer in recognition of the differences between the two positions. Mr. Johnson acts as the Chairman, oversees the Company broadly, leads the meetings of our Board, and provides guidance to the Company’s management. Mr. Cazenave serves on the Board, but as our Chief Executive Officer he is also charged with oversight of the day-to-day operations of the business. We believe that consistency between day-to-day operations of the Company and the overall management is reached through Mr. Cazenave’s service as the Chief Executive Officer and a director, but the separation of the Chairman and Chief Executive Officer roles is important to achieve a balance of oversight that is favorable to the Company and our stockholders.

Board Role in Risk Oversight

While risk management is primarily the responsibility of our management team, our Board is responsible for overall supervision of risk management efforts as they relate to the key business risks we face. Management identifies, assesses, and manages the risks most critical to our operations and routinely advises our Board regarding those matters. Areas of material risk may include operational, financial, legal and regulatory, human capital, information technology and security, and strategic and reputational risks. Our Board’s role in risk oversight is consistent with our leadership structure, with senior management having responsibility for assessing and managing risk exposure, and our Board and its committees providing oversight as necessary in connection with those efforts.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, as well as persons who own more than 10% of our outstanding common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of shares of our common stock. Based solely on a review of copies of such forms furnished to us and written representations from our executive officers, directors and 10% stockholders, we believe that all Section 16(a) filing requirements applicable to Nautilus were timely made with respect to the year ended December 31, 2012.

STOCK OWNERSHIP

BENEFICIAL OWNERS OF NAUTILUS STOCK

The following table summarizes certain information regarding the beneficial ownership of our outstanding common stock, as of February 28, 2013, by: 1) each director and director nominee; 2) each of the named executive officers included in the Summary Compensation Table; 3) all persons that we know are beneficial owners of more than 5% of our common stock; and 4) all directors and executive officers as a group. Except as otherwise indicated, and subject to applicable community property laws, each owner has sole voting and sole investment powers with respect to all shares beneficially owned.

	Total Shares Beneficially Owned (2)		Shares Covered by Options (3)	Percentage Beneficially Owned (4)
Name and Address of Beneficial Owner
Norman H. and Sandra S. Pessin 366 Madison Avenue, 14th Floor New York, NY 10017	2,180,583	(5)	—	7.0%

Headlands Strategic Opportunities Fund, LP David Park and David Cost, Senior Managing Members One Ferry Building, Suite 255 San Francisco, CA 94111	1,593,435	(6)	—	5.2%
Non-Employee Directors (1)
Ronald P. Badie, Director	52,500		45,000	*
Richard A. Horn, Director	40,000		35,000	*
M. Carl Johnson, III, Chairman of the Board of Directors	12,500		7,500	*
Anne G. Saunders, Director	2,500		2,500	*
Marvin G. Siegert, Director	48,000	(7)	45,000	*

Employee Director (1)
Bruce M. Cazenave, Chief Executive Officer, Director	230,335	(8)	35,675	*

Named Executive Officers (1)
Wayne M. Bolio, Senior Vice President, Law and Human Resources, General Counsel	151,551		115,751	*
William B. McMahon, Chief Operating Officer	97,012		71,252	*
Michael D. Mulholland, Former Chief Financial Officer(9)	—		—	—
Robert O. Murdock, Vice President, General Manager Direct	12,810		12,810	*
Linda M. Pearce, Chief Financial Officer	10,000		—	*

Directors and Executive Officers as a Group (11 persons)	657,208		370,488	2.1%

*	Less than 1%.
(1)	The address for each director and executive officer is c/o Nautilus, Inc., 17750 SE 6th Way, Vancouver, Washington 98683.
(2)	Includes 6,176 shares issuable upon settlement of restricted stock units vesting within 60 days after February 28, 2013.
(3)	Includes currently exercisable options and options exercisable within 60 days after February 28, 2013.
(4)	Percentages have been calculated based on 30,935,316 shares of our common stock issued and outstanding as of February 28, 2013. Shares which the person or group has the right to acquire within 60 days after February 28, 2013, are deemed to be outstanding in calculating the percentage ownership of the person or group, but are not deemed to be outstanding as to any other person or group.
(5)	Information is based on the Schedule 13D filed on May 17, 2012 by a group consisting of Norman H. Pessin and Sandra F. Pessin. As stated in the Schedule 13D, Norman H. Pessin is the owner of 1,979,883 shares of our common stock and Sandra F. Pessin is the owner of 200,700 shares of our common stock.
(6)	Information is based on the Schedule 13G filed on November 20, 2013 by Headlands Strategic Opportunities Fund, LP (“Opportunities”) and its related parties. Opportunities directly holds 1,593,435 Shares. Headlands Capital Management, LLC (“Management”) is the general partner of Opportunities. HCSF Management, LLC (“HCSF”) acts as investment manager for Opportunities. Headlands Capital Advisors, LLC (“Advisors”) is the managing member of HCSF. Headlands Capital, LLC (“Capital”) is the managing member of Advisors and Management. David Park is senior managing member of Advisors, member of the investment committee of Management, and managing member of Capital. David Cost is a senior managing member of Advisors and member of the investment committee of Management. According the Schedule 13G, each of Opportunities, Advisors, Capital, Management, HCSF, David Park and David Cost may be deemed to be the beneficial owner of the reported shares.

(7)	Includes 3,000 shares held by the Siegert Trust, of which Marvin G. Siegert is a trustee.
(8)	Includes 15,170 shares held in trust for the benefit of children of Mr. Cazenave, for which Mr. Cazenave is the trustee.
(9)	Mr. Mulholland was Chief Financial Officer from May 7, 2011 until he left the Company effective January 20, 2012.

EXECUTIVE OFFICERS

The following table identifies our executive officers as of the date of this proxy statement, the positions they hold and the year in which they began serving as officers of Nautilus. Our Board elects all of our executive officers, who hold office until their respective successors are elected and qualified.

Name	Age	Current Position(s) with Nautilus	Officer Since

Bruce M. Cazenave	58	Chief Executive Officer, Director	2011

William B. McMahon	48	Chief Operating Officer	2009

Linda M. Pearce	55	Chief Financial Officer	2012

Wayne M. Bolio	56	Senior Vice President, Law and Human Resources, General Counsel	2003

Robert O. Murdock	41	Vice President, General Manager Direct	2011

For information on Bruce M. Cazenave’s business background, see “Nominees” under “Election of Directors” above.

Wayne M. Bolio assumed the position of Senior Vice President, Law and Human Resources in August 2011. He was named General Counsel in April 2008. Mr. Bolio joined Nautilus in June 2003 as Vice President, Human Resources. He was appointed Senior Vice President, Human Resources in March 2004 and was promoted to Senior Vice President, Law in January 2006. From 1997 to 2002 he served as the chief human resources officer for Consolidated Freightways, a major transportation company, and most recently held the position of Vice President of Human Resources and Assistant General Counsel. Prior to that, he was employed by Southern Pacific Transportation Company as assistant general counsel with responsibility for labor relations, human resources, and employment law matters. Mr. Bolio received a B.A. from the University of California at Berkeley and a J.D. from UCLA.

William B. McMahon was appointed Chief Operating Officer in August 2011. In this role, Mr. McMahon has responsibility for oversight of the Company’s Retail and Direct businesses, as well as overall operations and information technology. He also has broad oversight of the Company’s product development function. Mr. McMahon joined Nautilus in October 2005 and has held a number of leadership roles, including Senior Vice President, Consumer Business from November 2009 until August 2011 and, prior to that, Vice President and General Manager of our Direct business. Before joining Nautilus, Mr. McMahon held several executive positions with the Readers Digest Association from 1989 through 1995, including chief operating officer of gifts.com, an e-commerce portal; director of information technology; vice president, operations of Good Catalog, a luxury home products and electronics catalog; and director of U.S. Operations for QSP Inc., the largest school fundraising program in North America. He previously spent over a decade with the United States Navy nuclear submarine force, where he oversaw reactor plant operations. Mr. McMahon is a graduate of the U.S. Naval Nuclear Engineering program.

Rob Murdock was named Vice President, General Manager Direct in August 2011. In this role he is responsible for the direct-to-consumer business team. Mr. Murdock originally joined Nautilus in December 2005 as Director, Go-To-Market where he was responsible for product definition, development and management of Nautilus branded retail and strength machines. Mr. Murdock has held multiple leadership roles in product development and marketing within the organization. In 2007 he was promoted to Senior Director, Go-To-Market, where he managed the product management team until January 2008 when he transferred to Director of Marketing, Consumer Insight and Brand. In November 2008 the Director of Marketing position held by Mr. Murdock shifted focus to Direct channel, managing the product, place, price and promotion of Schwinn, Nautilus, Bowflex and Universal brands. Most recently Mr. Murdock was promoted to Vice President/General Manager Direct, which expanded the scope of his position to include responsibility for the entire Direct channel.

Mr. Murdock has more than 15 years of experience in hard goods product development and marketing. Prior to joining Nautilus, Mr. Murdock held management positions at high technology firms including Intel and InFocus. Mr. Murdock earned a B.A. from Georgetown University and an M.B.A from the University of Texas.

Linda M. Pearce was appointed Chief Financial Officer in August 2012. In this role, Ms. Pearce has responsibility for all financial, accounting, and investor relations activities for the Company, and will play a key role in all strategic planning and cost optimization efforts. She brings over 25 years of financial management experience. From 2000 through just prior to her appointment as the company’s Chief Financial Officer, she served as Executive Vice President and Chief Financial Officer for Warn Industries, Inc., which is an operating company of Dover Corporation, a NYSE listed company. Warn Industries designs, manufactures, and markets a full line of off-road equipment and accessories that enhance the performance of four-wheel-drive vehicles, ATV’s and utility vehicles. During her tenure at Warn Industries, Ms. Pearce managed all aspects of financial management and reporting, including leading the company through a leveraged buy-out and later a strategic options evaluation process resulting in the acquisition by Dover Corporation. In addition, from May 2010 to January 2011, Ms. Pearce served as Interim President for Warn Industries, with responsibilities for overall global operations of the business. Previously, Ms. Pearce has also held a number of financial management positions with organizations such as Gardenburger, Inc., Blount International, Inc. and Lindsay Forest Products, Inc. In September, 2012, Ms. Pearce was appointed a member of the Port of Portland Commission. Ms. Pearce holds a Bachelor of Science in Accounting and Information Systems and Quantitative Analysis from Portland State University and a Masters of Business Administration from University of Oregon.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

March 29, 2013

The Compensation Committee of the Board (the “Committee”) oversees the Company’s compensation programs on the Board’s behalf.

The Committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement, for the Company’s 2013 Annual Meeting of Stockholders, which will be filed with the SEC.

Respectfully submitted,

Ronald P. Badie, Chairman

Richard A. Horn

M. Carl Johnson, III

Anne G. Saunders

Marvin G. Siegert

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this section of the proxy statement we identify the material elements of our compensation programs for all of our executive officers, including an overview of our executive compensation philosophy and the processes and methodology we use in making executive pay decisions. We also provide detailed information regarding compensation paid to each Named Executive Officer (“NEO”). NEOs are the Chief Executive Officer, Chief Financial Officer and three most highly compensated executive officers of Nautilus other than the Chief Executive Officer and Chief Financial Officer, including salary, bonus, stock awards, option awards and all other compensation, as of the most recently completed fiscal year. Our NEOs are as follows:

Name	Position
Bruce M. Cazenave	Chief Executive Officer
Linda M. Pearce(1)	Chief Financial Officer
Michael D. Mulholland(2)	Former Chief Financial Officer
Wayne M. Bolio	Senior Vice President, Law and Human Resources, General Counsel
William B. McMahon	Chief Operating Officer
Robert O. Murdock	Vice President, General Manager Direct

(1)	Ms. Pearce was appointed Chief Financial Officer effective August 9, 2012.
(2)	Mr. Mulholland was Chief Financial Officer from May 7, 2011 until he left the Company effective January 20, 2012. From then until Ms. Pearce was appointed Chief Financial Officer effective August 9, 2012, Mr. Cazenave, Chief Executive Officer, served as Acting Chief Financial Officer.

Executive Summary

Overview

In early 2012 we implemented minor revisions to our executive compensation programs with the goal of improving our financial performance and supporting our ongoing financial success. These changes included an adjustment in the targeted ratio of variable compensation to total compensation and revisions to the short-term incentive program.

The Committee has established a desired competitive position for target total cash compensation levels in the 50th to 75th percentile range of the peer group (for more information regarding the peer groups, see “Compensation Philosophy” herein). Individual levels within this range are based on experience, performance and potential.

The executive compensation program is comprised of three primary elements in support of these objectives:

•	A base salary that is intended to provide a market competitive base level of compensation;

•

A short-term incentive program that rewards the achievement of explicit, measurable, company financial objectives in the areas of operating income and net working capital, as well as individual and company achievement of short - and long-term business objectives; and

•	An equity based long-term incentive program that rewards the achievement of sustained increases in stockholder value over the long term.

Our executive officers are eligible to participate in our other employee benefits programs on the same terms as our eligible non-executive employees. Nautilus does not provide any material executive perquisites. Unexercised stock options held by our executive officers expire 90 days following termination, which same terms apply to our non-executive employees.

We have an employment contract with Mr. Cazenave that provides for the payment of twelve months of base salary upon termination under certain circumstances. We have employment contracts with Messrs. Bolio, McMahon and Ms. Pearce that provide for the payment of six months of base salary upon termination under certain circumstances. We also have an employment contract with Mr. Murdock that provides for the payment of four months of base salary upon termination under certain circumstances. In addition, we had an employment agreement with Mr. Mulholland until he left the Company.

Governance of the Company’s Executive Compensation Program

The Committee has overall responsibility for the evaluation, approval and oversight of our compensation plans, policies and programs and the total direct compensation of our executive officers.

The Committee has sole responsibility for determining our Chief Executive Officer’s compensation and for reviewing it with our Board. Our Chief Executive Officer provides recommendations to the Committee on compensation matters for our other executive officers. The Committee seeks input from an independent consultant who advises the Committee regarding executive compensation matters.

In early 2012 the Committee engaged Compensia, Inc. (“Compensia”) to serve as its independent compensation consultant. Compensia assisted the Committee in reviewing our compensation practices and provided advice to the Committee regarding compensation of our executive officers. In latter 2012, the Committee followed its primary compensation advisor, formerly employed by Compensia and now employed by Farient Advisors, LLC (“Farient Advisors”), and began working with Farient Advisors in preparation for early 2013 compensation decisions. Neither Compensia, Farient Advisors nor any of their respective employees earn fees from the Company or any of its executive officers or directors, other than for providing executive compensation consulting services to the Committee, and neither Compensia, Farient Advisors nor any of their respective employees owns any shares of Nautilus stock. Compensia and Farient Advisors were chosen solely by the Committee, all of their fees are for services provided to and at the request of Committee, and the Committee has complete and sole discretion as to its hiring, continued service or termination.

Farient Advisors reports directly to the Committee and is anticipated to support the Committee by:

•	Providing information on executive and director compensation best practices and current trends;

•	Reviewing compensation guiding principles and recommending assessment methodologies;

•	Conducting detailed executive and director compensation assessments and providing preliminary recommendations for executive and director compensation adjustments; and

•	Providing conceptual guidance and design advice on short-term and long-term incentive programs.

Compensation Philosophy

Our executive compensation program is designed with two primary objectives in mind:

•	Attracting, retaining and motivating executives critical to our financial stability and future success; and

•	Rewarding executives for meeting ambitious financial, operational and individual performance goals and taking effective actions which are expected to increase stockholder value over time.

Consistent with these objectives, we offer our executive officers a mix of base salary, short-term incentive compensation, long-term equity based incentives, health and welfare benefits and employment contracts. While we do not target a specific percentage allocation for base salary, short-term incentive compensation or long-term incentives (as a percent of total direct compensation), we operate under the general philosophy of targeting a total direct compensation opportunity that is competitive within our market for executive talent. Relative to our peer group, we believe that we generally target a greater percentage of the executives’ total direct compensation opportunity as variable compensation. We do not believe the elements of our compensation program are structured so as to encourage excessive risk taking by any of our executives, but are part of an overall compensation and management philosophy designed to increase stockholder value over time.

Peer group data is used to compare our compensation program for executive officers with that of executives in comparable roles at peer group companies. Although a comprehensive compensation review was not conducted in 2012, Compensia conducted a benchmark equity compensation analysis for the purpose of determining equity grants and for development of the short-term incentive plan in early 2012.

Based upon the selection criteria, which targeted high-end consumer products companies with annual revenues similar to Nautilus, the following companies were chosen for our peer group:

Bassett Furniture Industry, Inc. (BSET)	Golfsmith International Holdings, Inc. (GOLF)
Cobra Electronics Corp. (COBR)	iRobot Corp. (IRBT)
Cross (A.T.) Co. (ATX)	Johnson Outdoors Inc. (JOUT)
Cybex International, Inc. (CYBI)	Movado Group, Inc (MOV)
Escalade, Inc. (ESCA)	Smith & Wesson Holding Corp. (SWHC)
Flexsteel Industries, Inc. (FLXS)	Sturm Ruger & Co. Inc. (RGR)

Peer group data for aforementioned companies is supplemented by data from published relevant compensation surveys, providing additional market-based analytical data for corporate executive pay at companies similar in industry, annual revenues or other relevant metrics.

The Committee has established a desired competitive position for target total cash compensation levels in the 50th to 75th percentile range of our peer group. Individual levels within this range are also affected by the executive’s experience, performance and potential, as assessed by the Committee with input from the Chief Executive Officer.

Base Salaries

Base salaries of our executive officers are intended to attract and retain executives (as part of the total compensation package) by providing a competitive base level of compensation. Base salaries are typically considered by the Committee on an annual basis, as well as in connection with the hiring of a new executive from outside the Company, a promotion or other changes in an incumbent executive’s job responsibilities. Base salaries of executive officers are determined by evaluating the responsibilities of the position, the experience and performance of the individual, and by reference to the competitive marketplace median for corporate executives in comparable positions (similarity in scope, duties and responsibilities). A base salary benchmark compensation analysis was not conducted in 2012 in lieu of performing an in-depth analysis of short- and long-term incentive targets. The Committee decided not to make any changes to executive officer base salaries in 2012.

Short-Term Incentive Program

Our short-term incentive program for executive officers was revised in 2012 to better support the Company’s focus on long-term strategic growth by shifting to annual performance objectives, rather than the quarterly objectives that characterized our short-term incentive plan since mid-2008. Compensia provided the Committee with benchmark compensation information in 2012 to assist in the determination of target compensation amounts under the short-term incentive program. The Committee made recommended changes to adjust executive targets closer to market per Compensia’s analysis and recommendation, specifically by lowering the short-term incentive target of Mr. McMahon from 100% for 2011 to 75% for 2012.

The program focuses on achievement of certain annual company financial goals including operating income and net working capital (Corporate Financial Factor), as well as company-level key strategic initiatives (Key Initiative Factor) and individual performance goals that have been established for the performance period. Under the short-term incentive program, individual plan participants are eligible to receive incentive compensation in the form of cash bonuses based on a target percentage of their base salary.

The calculation for determining an individual’s incentive amount earned is a product of: 1) the individual’s annual eligible wages; 2) the individual’s target bonus percentage; 3) the achievement against the Corporate Financial Factor; 4) the achievement against the Key Initiative Factor; 5) and achievement against the individual’s performance goals. The Company must achieve a minimum of 85% of either its operating income or net working capital goal for any payout to be available. The combined maximum pay out for the plan is 150% of target.

Individual Bonus Targets for 2012 for our NEOs ranged from 50% to 100% of annual eligible wages, primarily consisting of base salaries, as follows:

Individual Bonus Target (% of eligible wages)
Wayne M. Bolio	50%
Bruce M. Cazenave	100%
William B. McMahon	75%
Michael D. Mulholland	N/A(1)
Robert O. Murdock	50%
Linda M. Pearce	50%

(1)	Mr. Mulholland left the company effective January 20, 2012, therefore was not eligible to participate in the 2012 short-term incentive program.

Corporate Financial Factor is on a calendar year basis. Each company financial goal is assigned a weighting.

The 2012 performance criteria and specific weightings were as follows:

Corporate Financial Criteria Weighting
Continuing Operations Operating Income	Net Working Capital	Combined Corporate Financial Factor
80%	20%	100%

Achievement against the combined corporate financial factor can range from 0% to 125%. However, a threshold of 85% achievement must be met in either operating income or net working capital in order to achieve a payout.

Key Strategic Initiatives Factor In addition to the corporate financial factor, strategic performance objectives were identified and measured. These included, for example, goals related to new product traction, market penetration, system integration and cost saving/optimization. Achievement against the combined initiatives can range from 50% to 125%.

Individual Performance Factor In addition to the corporate financial factor and key strategic initiatives factor, individual performance objectives were established for each executive officer in the form of formal written goals. Performance is measured against individual goals related to, for example, revenue targets, cost optimization, market research, new business development, organizational excellence, system integration and product development milestones. Achievement against the individual performance factor could range from 0% to 125%.

2012 Short-Term Incentive Payments In 2012, our NEOs earned an annual incentive based on achievement of company and individual performance metrics as follows:

Corporate Financial Achievement
Continuing Operations Operating Income	Net Working Capital	Combined Corporate Financial Factor
125%	112.25%	122.5%

Key Initiative Achievement
Combined Key Initiative Factor

108.2%

Individual Performance Goals Achievement
Wayne M. Bolio	100.0%
Bruce M. Cazenave	100.0%
William B. McMahon	100.0%
Michael D. Mulholland	-
Robert O. Murdock	101.4%
Linda M. Pearce	100.0%

Incentive Amounts Earned
Wayne M. Bolio	$154,871
Bruce M. Cazenave	497,044
William B. McMahon	248,522
Michael D. Mulholland	—
Robert O. Murdock	120,961
Linda M. Pearce	59,339

Long-term Incentive Program

Long-term incentives are intended to focus executive behavior on making decisions that meaningfully contribute to our long-term success as reflected in our stock price. Under the 2005 Long-Term Incentive Plan (the “Plan”), the Committee may grant equity awards (stock options, stock appreciation rights, restricted stock, performance units or stock units) to executive officers and other employees. Stock options have exercise prices equal to the fair market value of our common stock on the date of the grant, as defined by the Plan. In granting these awards, the Committee may establish conditions or restrictions it deems appropriate.

New Hire Equity Grants

Our executive officers generally are provided an equity grant upon commencement of their employment. The Committee reviews the equity position of executive officers on a periodic basis. Additionally, an executive officer’s overall equity position is reviewed at the time of promotion and an additional grant may be considered. Equity awards granted to our NEOs in 2012 upon commencement of their employment were as follows:

	Options (1)	Performance- Based Restricted Stock Units (2)
Linda M. Pearce	30,000	12,000

(1)	Options vest as to one-third of the number of shares subject to the award on each of the first, second and third anniversaries of the date of grant, August 9, 2012.
(2)	Performance-based restricted stock units are subject to vesting based on achievement of specific growth targets for the three-year vesting term of the award. The actual number of restricted stock units vested can range from 0% to 150%, depending on the attainment of specific company performance goals.

Equity Incentives

In early 2012 Compensia conducted a benchmark equity compensation analysis to assist the Committee in determining equity grants. The Committee approved a grant of equity compensation which included a mix of options and performance unit awards, both issued under the Company’s 2005 Long-Term Incentive Plan. The option awards vest in three equal annual installments, beginning the first anniversary of the grant date. The performance share units vest based on achieving a level of goal attainment for growth in pre-tax income and return on assets over a three-year performance period. The actual number of performance share units vested are based on the level at which the financial goals are achieved and can range from a 60% minimum threshold to a maximum of 150%.

Equity awards granted to our NEOs in 2012 were as follows:

	Options (1)	Performance- Based Restricted Stock Units (2)
Wayne M. Bolio	12,000	7,500
Bruce M. Cazenave	57,000	35,500
William B. McMahon	22,500	14,000
Robert O. Murdock	10,000	6,500

(1)	Options vest as to one-third of the number of shares subject to the award on each of the first, second and third anniversaries of the date of grant.
(2)	Performance-based restricted stock units are subject to vesting based on achievement of specific growth targets for the three-year vesting term of the award. The actual number of restricted stock units vested can range from 0% to 150%, depending on the attainment of specific company performance goals.

Early 2013 Compensation Decisions

The Committee met in early 2013 to approve revisions to the short-term incentive plan that is in place for 2013. The plan remains within the same general structure as in 2012 with the program for 2013 focusing on achievement of certain annual company financial goals including operating income and net working capital (Corporate Financial Factor), as well as company-level key strategic initiatives (Key Initiative Factor) and individual performance goals that have been established for the performance period. The Company must achieve a minimum of 30% of its operating income or 85% of its net working capital goal for any payout to be available with a maximum combined payout of 150% of target if the goal is exceeded. The Committee confirmed the following new incentive targets for 2013, maintaining consistency with last year’s targets.

Individual Bonus Target (% of eligible wages)
Wayne M. Bolio	50%
Bruce M. Cazenave	100%
William B. McMahon	75%
Robert O. Murdock	50%
Linda M. Pearce	50%

Perquisites and Other Benefits

Our executive officers are eligible to participate in our medical, dental, vision, flexible spending, 401(k), life and disability programs on substantially the same terms as eligible non-executive employees, subject to legal limits on the amounts that may be contributed or paid to executive officers under these plans. No significant perquisites are provided to our executive officers.

Post-Employment Obligations

We believe that modest post-employment benefits are an important factor in maintaining the stability of our executive management team, especially at a time when there is uncertainty about market conditions for our products and the economy in general. Nautilus has separate severance arrangements with each of our NEOs under their respective employment agreement or employment offer. These documents outline the terms and conditions of the post employment benefits. The agreements provide that Nautilus will pay severance of six months or, in the case of Mr. Cazenave, twelve months, and four months for Mr. Murdock, of the employee’s base salary in the event of an involuntary termination of employment for reasons other than cause. In general, the definition of “cause” includes: indictment or conviction of the employee for a crime that, in the Company’s judgment, makes the employee unfit or unable to perform his or her duties, or adversely affects the Company’s reputation; employee dishonesty related to his or her employment; violation of key company policies; insubordination; serious conflicts of interest or self-dealing; intentional or grossly negligent conduct by the employee that is significantly injurious to the Company; certain serious performance failures by the employee; and, death or disability of the employee.

Severance payments are made in accordance with our normal payroll cycle over the severance period. The agreements with our NEOs also provide for continuation, during the severance period, of health benefits under COBRA for the employee and covered dependents, at active employee premium rates. Refer to the table entitled “Other Potential Post-Employment Payments” and related notes for information regarding severance and post-employment benefits that may be payable to our NEOs upon their termination.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code limits the amount we can deduct for compensation paid to our Chief Executive Officer and three other most highly-compensated executive officers (excluding the Chief Financial Officer) in any year to $1 million. The limit on deductibility does not apply to performance-based compensation meeting certain requirements.

Our general philosophy is to structure executive compensation to maximize deductibility under Section 162(m). In 2012, 100% of our executive compensation was tax deductible. Base salary is not performance-based under Section 162(m), and our short-term incentive awards do not meet the performance-based compensation requirements of Section 162(m) because these awards are not granted under a stockholder-approved plan. However, we were able to deduct all of this compensation because no executive officer’s compensation exceeded the $1 million limit. Should an executive officer’s compensation approach $1 million in the future, the Committee will consider deductibility of compensation under Section 162(m) as one (but not the sole) factor in setting executive compensation.

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation earned by, awarded to or paid to our NEOs in the years ended December 31, 2012, 2011 and 2010:

	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(2)	All Other Compensation	Total
Bruce M. Cazenave	2012	$375,000	$497,044	$101,175	$112,034	$ 36,575	$1,121,828
Chief Executive Officer	2011	216,346	136,365	800,001	87,775	98,207	1,338,694
	2010	—	—	—	—	—	—

Linda M. Pearce(3)	2012	89,538	59,339	29,640	51,048	—	229,565
Chief Financial Officer	2011	—	—	—	—	—	—
	2010	—	—	—	—	—	—
Michael D. Mulholland(4)	2012	18,462	—	—	—	—	18,462
Former Chief Financial Officer	2011	163,385	57,504	175,230	43,277	39,583	478,979
	2010	—	—	—	—	—	—

Wayne M. Bolio	2012	233,688	154,871	21,375	23,586	136	433,656
Senior Vice President, Law and	2011	233,688	77,716	—	—	—	311,404
Human Resources, General Counsel	2010	233,688	31,254	38,280	19,333	—	322,555
William B. McMahon	2012	250,000	248,522	39,900	44,224	136	582,782
Chief Operating Officer	2011	250,000	191,713	—	—	—	441,713
	2010	250,000	69,765	92,800	117,046	—	529,611

Robert O. Murdock(5)	2012	180,000	120,961	18,525	19,655	—	339,141
Vice President, General Manager	2011	—	—	—	—	—	—
Direct	2010	—	—	—	—	—	—

(1)	Bonuses in 2012 consist of amounts earned under our short-term incentive plan for the year ended December 31, 2012.
(2)	The amounts reported in these columns reflect the aggregate grant date fair value of the stock option, restricted stock unit and performance share unit awards granted under our 2005 Long-Term Incentive Plan or preceding plans. The amount is determined in accordance with Accounting Standards Codification (“ASC”) Topic 718. The actual amount of compensation realized, if any, by our NEOs may differ from the amounts presented in the table. For further information regarding our stock-based compensation, see notes to our consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2012.
(3)	Ms. Pearce joined Nautilus as Chief Financial Officer effective August 9, 2012.
(4)	Mr. Mulholland was hired by Nautilus on April 21, 2011 and became Chief Financial Officer on May 7, 2011. He left the Company effective January 20, 2012 and did not participate in our short-term incentive program during 2012.
(5)	Although Mr. Murdock was employed by the Company in 2011 and 2010, he was not a named executive officer during these periods.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information regarding non-equity incentive plan awards to our NEOs during 2012.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
	Threshold (2)	Target (3)	Maximum (4)
Wayne M. Bolio	$497	$116,844	$175,266
Bruce M. Cazenave	1,594	375,000	562,500
William B. McMahon	797	187,500	281,250
Robert O. Murdock	383	90,000	135,000
Linda M. Pearce	190	44,769	67,154

(1)	Amounts reflect potential payments to our NEOs under our short-term incentive program for the year ended December 31, 2012. For amounts actually earned by our NEOs in 2012, see “Summary Compensation Table” located herein. Participation in the program is limited to those executives who are employed by the Company at the time the incentive payments are made. For further information regarding our short-term incentive program, see “Short-Term Incentive Program” located herein.
(2)	The amounts in this column represent the potential award for each NEO under our short-term incentive program at the threshold level. The minimum payout is calculated assuming the company financial factor and the key strategic initiatives are achieved at the minimum level, and the employee achieving an estimated lowest payout level at 5% for individual contribution.
(3)	The amounts in this column represent the potential award for each NEO under our short-term incentive program at the target level. The target payout is calculated assuming company financial factor and the key strategic initiatives are achieved at 100%, and the employee obtaining 100% of the target payout level for individual contribution.
(4)	The amounts in this column represent the potential award for each NEO under our short-term incentive program at the maximum level. The maximum payout is calculated assuming company financial factor and key strategic initiatives are achieved at the maximum level, and the employee achieving the highest payout level for individual contribution while taking into consideration the overall plan maximum of 150% payout.

The following table sets forth certain information regarding stock options awarded to our NEOs during 2012.

Stock Option Awards
	Grant Date	Number of Shares (1)		Exercise Price Per Share (2)	Grant Date Fair Value (3)
Wayne M. Bolio	02/16/12	12,000		$2.85	$23,586
Bruce M. Cazenave	02/16/12	57,000		2.85	112,034
William B. McMahon	02/16/12	22,500		2.85	44,224
Robert O. Murdock	02/16/12	10,000		2.85	19,655
Linda M. Pearce	08/09/12	30,000	(4)	2.47	51,048

(1)	Number of stock option shares awarded to NEOs during 2012 under our 2005 Long-Term Incentive Plan. For further information regarding equity compensation awarded to our executive officers, see “Equity Compensation” herein.
(2)	The stock option exercise price was determined based on the NYSE closing price of Nautilus common stock on the last business day preceding the date of grant.
(3)	Reflects the aggregate grant date fair value of the applicable stock option, calculated in accordance with ASC Topic 718.

(4)	Number of stock option shares awarded to Ms. Pearce upon commencement of her employment effective August 9, 2012.

The following table sets forth certain information regarding performance-based restricted stock units awarded to our NEOs during 2012.

Estimated Future Payouts under Equity Incentive Plan Awards (1)

		Number of Shares
	Grant Date	Threshold (2)	Target (3)	Maximum (4)	Grant Price Per Share (5)	Grant Date Fair Value (6)
Wayne M. Bolio	02/16/12	4,500	7,500	11,250	$ 2.85	$ 21,375
Bruce M. Cazenave	02/16/12	21,300	35,500	53,250	2.85	101,175
William B. McMahon	02/16/12	8,400	14,000	21,000	2.85	39,900
Robert O. Murdock	02/16/12	3,900	6,500	9,750	2.85	18,525
Linda M. Pearce (7)	08/09/12	7,200	12,000	18,000	2.47	29,640

(1)	Performance-based restricted stock unit award is subject to both time-based and performance-based vesting conditions. The units vest in February 2015 (except with respect to Ms. Pearce, whose units vest in August 2015) subject to determination by the Compensation Committee of the Company’s Board of Directors that the Company has achieved certain pre-tax income and return on assets goals established for a three-year performance period ending on December 31, 2014. The number of shares vested under the performance unit award following conclusion of the performance period will be determined based on the level at which the financial goals are achieved. The number of shares vesting can range from 60% of the performance unit award if minimum thresholds are achieved to a maximum of 150%.
(2)	The amounts in this column represent the number of shares potentially issuable under the restricted stock award assuming company pre-tax income and return on assets goals are achieved at the minimum level over the three-year performance period.
(3)	The amounts in this column represent the number of shares potentially issuable under the restricted stock award assuming company pre-tax income and return on assets goals are achieved at the target level over the three-year performance period.
(4)	The amounts in this column represent the number of shares potentially issuable under the restricted stock award assuming company pre-tax income and return on assets goals are achieved at the maximum level over the three-year performance period.
(5)	The grant price per share was determined based on the NYSE closing price of Nautilus common stock on the last business day preceding the date of grant.
(6)	Reflects the aggregate grant date fair value of the applicable award, calculated in accordance with ASC Topic 718.
(7)	Number of shares awarded to Ms. Pearce upon commencement of her employment effective August 9, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following tables set forth certain information regarding outstanding stock options and stock awards held by our NEOs as of December 31, 2012.

	Option Awards

	Grant Date		Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unearned Unexercised Options	Exercise Price	Expiration Date (1)
			Exercisable	Unexercisable
Bruce M. Cazenave	05/30/11	(2)	16,671	33,329	$2.53	05/30/18
	02/16/12	(2)	—	57,000	2.85	02/16/19

Linda M. Pearce	08/09/12	(2)	—	30,000	2.47	08/09/19
Michael D. Mulholland(6)			—	—	—	—
Wayne M. Bolio	07/15/03	(3)	1,500	—	10.39	07/15/13
	02/04/04	(4)	28,000	—	14.25	02/04/14
	06/07/04	(4)	25,000	—	15.66	06/07/14
	01/29/06	(3)	10,500	—	15.15	01/29/13
	01/28/07	(3)	12,000	—	16.10	01/28/14
	02/25/08	(3)	18,000	—	4.15	02/25/15
	02/25/08	(5)	18,000	—	4.15	02/25/15
	04/02/10	(2)	6,167	3,083	2.99	04/02/17
	02/16/12	(2)	—	12,000	2.85	02/16/19
William B. McMahon	01/28/07	(3)	750	—	16.10	01/28/14
	02/25/08	(3)	3,500	—	4.15	02/25/15
	02/25/08	(5)	3,500	—	4.15	02/25/15
	04/02/10	(2)	37,336	18,664	2.99	04/02/17
	02/16/12	(2)	—	22,500	2.85	02/16/19

Robert O. Murdock	01/28/07	(3)	1,800	—	16.10	01/28/14
	02/25/08	(3)	2,000	—	4.15	02/25/15
	04/02/10	(2)	2,534	1,266	2.99	04/02/17
	08/05/11	(3)	1,875	5,625	1.85	08/05/18
	02/16/12	(2)	—	10,000	2.85	02/16/19

(1)	Options granted under our 2005 Long-Term Incentive Plan generally expire seven years from the date of grant. Outstanding options granted to our NEOs under previous plans (granted prior to June 6, 2005) generally expire ten years from the date of grant.
(2)	Option awards vest in three equal annual installments, beginning the first anniversary of the grant date.
(3)	Option awards vest in four equal annual installments, beginning the first anniversary of the grant date.
(4)	Option awards vest in five equal annual installments, beginning the first anniversary of the grant date.
(5)	Option awards vest in two equal annual installments, beginning the first anniversary of the grant date.
(6)	Mr. Mulholland left the company on January 20, 2012 and held no outstanding stock options as of December 31, 2012.

Stock Awards
					Equity Incentive Plan Awards
	Grant Date		Number of Shares or Units that Have Not Vested	Market Value of Shares or Units that Have Not Vested (4)	Number of Unearned Shares or Units that Have Not Vested	Market Value of Unearned Shares or Units that Have Not Vested (4)
Bruce M. Cazenave	05/30/11	(1)	179,100	$628,641
	02/16/12	(2)			35,500	$124,605

Linda M. Pearce	08/09/12	(2)			12,000	42,120
Wayne M. Bolio	04/02/10	(3)			16,500	57,915
	02/16/12	(2)			7,500	26,325

William B. McMahon	04/02/10	(3)			40,000	140,400
	02/16/12	(2)			14,000	49,140
Robert O. Murdock	02/16/12	(2)			6,500	22,815

(1)	Restricted stock unit award subject only to time-based vesting. The unvested shares will vest in equal monthly installments through May 30, 2015.
(2)	Performance-based restricted stock unit award. The award is subject to both time-based and performance-based vesting conditions. The units vest in February 2015 (except with respect to Ms. Pearce, whose units vest in August 2015) subject to determination by the Compensation Committee of the Company’s Board of Directors that the Company has achieved certain pre-tax income and return on assets goals established for a three-year performance period ending on December 31, 2014. The number of shares vested under the performance unit award following conclusion of the performance period will be determined based on the level at which the financial goals are achieved. The number of shares vesting can range from 60% of the performance unit award if minimum thresholds are achieved to a maximum of 150%. The number of unearned shares was determined based on achievement of company performance goals at the target level.
(3)	Performance share unit award. The award is subject to both time-based vesting (one-third annually over three years) and achievement of a stock price target. The stock price performance condition is achieved if our stock price closes at or above two times the grant date price of $2.99 per share on 20 days of any period of 30 consecutive trading days during the three-year vesting period. If the stock price target is not achieved during the vesting period, the entire award is forfeited.
(4)	The market value of unvested shares was determined based on the NYSE closing price of Nautilus common stock on December 31, 2012.

OPTION EXERCISES AND STOCK VESTED

No stock options were exercised by our NEOs in 2012. The following stock was vested by our NEOs in 2012.

Restricted Stock Unit Awards
	Grant Date	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Bruce M. Cazenave	5/30/2011	137,105	$405,105

(1)	The market value of vested shares was aggregated based on the NYSE closing price of Nautilus common stock on the respective vesting dates.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

The following table sets forth certain information regarding amounts potentially payable to our NEOs.

	Salary Continuation or Severance(1)	Benefits or Perquisites(2)
Wayne M. Bolio	$116,844	$2,698
Bruce M. Cazenave	375,000	13,971
William B. McMahon	125,000	2,698
Michael D. Mulholland (3)	—	—
Robert O. Murdock	60,000	1,799
Linda M. Pearce	120,000	4,972

(1)	Amounts that may be paid under the applicable employment agreement, assuming termination occurred on December 31, 2012.
(2)	Under their respective employment agreements, Messrs. Bolio, Cazenave, McMahon, Murdock and Ms. Pearce are entitled to continued health benefits for themselves and their covered dependents, at active-employee premium rates, during the period in which they are entitled to severance payments.
(3)	Mr. Mulholland resigned from the Company effective January 20, 2012 and, therefore, was not eligible for post-employment benefits. Mr. Mulholland received four months of subsidized health insurance coverage in 2012.

Each of our NEOs is employed “at-will,” meaning employment may be terminated by either party with or without cause. Upon termination of employment by the Company without “cause” or, in the case of Messrs. Bolio, McMahon, Murdock and Ms. Pearce, if the NEO leaves for “good reason” (in each instance, as such terms are defined in the NEO’s employment agreement), the Company may be obligated to pay separation benefits to the NEOs as indicated above. Separation benefits for the NEOs include continued payments of the individual’s base salary, paid biweekly according to the Company’s normal payroll schedule, for six months or, in the case of Mr. Cazenave, for twelve months, and four months for Mr. Murdock. Severance payments may cease or be reduced in the event the NEO obtains subsequent employment, within the salary continuation period, at a salary equal to or greater than the NEO’s initial salary with the Company or, in the case of Mr. Cazenave, salary at the time of termination. Distributions are subject to certain restrictions imposed by Internal Revenue Code Section 409A.

DIRECTOR COMPENSATION

Nautilus has a Director Compensation Program that provides for compensation of the non-employee members of our Board. Director compensation consists of annual retainers, meeting fees, fees for service as a committee chair, and awards of equity compensation. Directors who are Company employees, if any, receive no additional or special remuneration for serving as directors.

Annual Retainer, Committee Chair and Meeting Fees Under the Director Compensation Program, each non-employee director receives an annual retainer of $35,000 and a fee of $1,500 for attendance at each Board meeting. Our Board’s Non-executive Chairman receives an additional annual fee of $30,000. Each director serving on a committee of our Board receives an additional fee of $1,500 for attendance at each committee meeting. The Chair of the Audit Committee receives an additional annual retainer of $10,000, while the Chairs of the Compensation Committee and the Nominating & Corporate Governance Committee each receive an additional annual retainer of $5,000.

Initial Equity Grant The Director Compensation Program provides that, upon initial election to our Board, each non-employee director may be granted an option to purchase up to 10,000 shares of Nautilus common stock. Upon joining our Board on April 2, 2012, Ms. Saunders was granted a stock option representing the right to purchase 2,500 shares of Nautilus common stock at an exercise price of $2.80 per share, and vesting as to 100% of the shares on the one year anniversary of the grant.

Annual Equity Grant The Director Compensation Program also provides for annual awards of options to non-employee directors upon re-election to the Board at the annual stockholders’ meeting. The awards have historically consisted of options to purchase 10,000 shares of Nautilus common stock at an exercise price equal to the closing price of the common stock on the NYSE on the last business day preceding the date of the award. On May 17, 2012, our Board granted to each non-employee director a stock option representing the right to purchase 10,000 shares of Nautilus common stock at an exercise price of $2.77 per share. Stock options granted to directors prior to March 26, 2012, were subject to vesting ratably over four years. Stock options granted to directors on or after March 26, 2012 are subject to 100% vesting after one year.

Future Annual Grants On March 14, 2013, our Board approved a change to the annual equity grants awarded under the Director Compensation Program. Effective after March 14, 2013, upon re-election to the Board, each non-employee director will be granted 7,500 restricted shares of Nautilus common stock, subject to 100% vesting after one year. The grant of 7,500 restricted shares is in lieu of the grant of options to purchase 10,000 shares of Nautilus common stock.

2012 Directors Compensation

	Fees Earned or Paid in Cash	Option Awards (1)	Total
Ronald P. Badie (2)	$67,000	$19,180	$86,180
Richard A. Horn (3)	67,000	19,180	86,180
M. Carl Johnson, III (4)	81,500	19,180	100,680
Anne G. Saunders (5)	38,250	24,027	62,277
Marvin G. Siegert (2)	72,000	19,180	91,180

(1)	Option award amounts reflect the aggregate grant date fair value of stock options granted during 2012, as calculated in accordance with ASC Topic 718.
(2)	As of December 31, 2012, Messrs. Badie and Siegert each held outstanding stock option awards representing the right to purchase 70,000 shares of Nautilus common stock.

(3)	As of December 31, 2012, Mr. Horn held outstanding stock option awards representing the right to purchase 60,000 shares of Nautilus common stock.
(4)	As of December 31, 2012, Mr. Johnson held outstanding stock option awards representing the right to purchase 30,000 shares of Nautilus common stock.
(5)	As of December 31, 2012, Ms. Saunders held outstanding stock option awards representing the right to purchase 12,500 shares of Nautilus common stock.

STOCK PERFORMANCE GRAPH

The graph below compares the cumulative total stockholder return of our common stock with the cumulative total return of the NYSE Composite Index, the S&P SmallCap 600 Index, and the NASDAQ, for the period commencing December 31, 2007 and ending on December 31, 2012. The S&P SmallCap 600 Index was chosen because we do not believe we can reasonably identify an industry index or specific peer issuer that would offer a meaningful comparison. The S&P SmallCap 600 Index represents a broad-based index of companies with similar market capitalization.

The graph assumes $100 was invested, on December 31, 2007, in our common stock and each index presented. The comparisons in the table below are not intended to forecast or be indicative of future performance of our common stock.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS *

Each current member of the Audit Committee meets the independence, financial literacy and experience requirements contained in the corporate governance listing standards of the New York Stock Exchange (NYSE) relating to audit committees. In addition, our Board has determined that Messrs. Badie, Horn and Siegert each qualify as an “audit committee financial expert” under the regulations of the SEC. Although all members of our Audit Committee meet the current NYSE regulatory requirements for accounting or related financial management expertise, and the Board has determined that Messrs. Badie, Horn and Siegert each qualify as an “audit committee financial expert,” members of our Audit Committee are not professionally engaged in the practice of auditing or accounting and are not technical experts in auditing or accounting.

The Audit Committee oversees Nautilus’s financial reporting process on behalf of the Board and operates under a written charter, approved by the Audit Committee and ratified by the Board. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2012 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including internal control over financial reporting and disclosure controls and procedures. Management is responsible for maintaining and evaluating appropriate accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of Nautilus’ audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, Communication with Audit Committees. The Audit Committee has received the written disclosures and the letter from the independent accountant required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence from the Company and its management, and has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining such firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. In addition, the Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting for the year ended December 31, 2012.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements and management’s report on internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2012. The Audit Committee has determined that provision by Deloitte & Touche LLP of other non-audit services is compatible with maintaining Deloitte & Touche LLP’s independence. The Audit Committee and the Board have also recommended, subject to stockholder ratification, the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013.

Respectfully Submitted,

Marvin G. Siegert, Chairman

Ronald P. Badie

Richard A. Horn

Anne G. Saunders

* The information contained in the Report of the Audit Committee shall not be deemed “soliciting material” or be incorporated by reference by any general statement incorporating this proxy statement into any filings under either the Securities Act of 1933, as amended, or the Exchange Act (together the “Acts”), except to the extent Nautilus specifically incorporates such report by reference, and further, such Report shall not otherwise be deemed filed under the Acts.

PROPOSAL NO. 2:

RATIFICATION OF APPOINTMENT OF REGISTERED INDEPENDENT PUBLIC

ACCOUNTING FIRM FOR 2013

The Audit Committee has appointed Deloitte & Touche LLP, the member firms of Deloitte Touche Tomatsu and their respective affiliates (collectively, “Deloitte & Touche”) as our registered independent public accounting firm to audit our consolidated financial statements for the year ended December 31, 2013. Although we are not required to seek stockholder approval of this appointment, the Board has determined it to be sound corporate governance to do so. If the appointment is not ratified by stockholders, the Audit Committee will investigate the possible bases for the negative vote and will reconsider the appointment in light of the results of its investigation.

We employed Deloitte & Touche as our registered independent public accounting firm during 2012. There have been no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Deloitte & Touche, would have caused Deloitte & Touche to make reference to the matter in their report. A representative of Deloitte & Touche is expected to be present at the annual stockholders’ meeting. The representative will be given the opportunity to make a statement on behalf of Deloitte & Touche if the representative so desires, and the representative will be available to respond to appropriate stockholder questions.

We understand the need for Deloitte & Touche to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of Deloitte & Touche, our Audit Committee has restricted the non-audit services that Deloitte & Touche may provide. These determinations are among the key practices adopted by the Audit Committee in its “Policies and Procedures for the Approval of Audit and Non-audit Services Provided by the Independent Auditor,” effective April 2003.

Under these policies, with Audit Committee pre-approval, we may use Deloitte & Touche for the following categories of non-audit services: merger and acquisition due diligence and audit services; tax services; internal control reviews; employee benefit plan audits; and reviews and procedures that we engage Deloitte & Touche to undertake to provide assurances on matters not required by laws or regulations.

The aggregate fees and expenses billed for professional services rendered by Deloitte & Touche for the years ended December 31, 2012 and 2011 were as follows:

Type of Fees	2012	2011
Audit Fees	$476,078	$616,000
Tax Fees	139,142	74,000
All Other Fees	9,558	74,000

Total	$624,778	$764,000

“Audit fees” are fees for the audit of our consolidated financial statements included in Form 10-K, review of our condensed consolidated financial statements included in Form 10-Q and services that are normally provided by the accountant in connection with our statutory and regulatory filings or engagements, including the audit required by Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 audit requirements did not apply for the year ended December 31, 2011 due to our status then as a non-accelerated filer.

“Tax fees” are fees for tax compliance, tax advice and tax planning, billed during the years ended December 31, 2012 and 2010. “All other fees” are fees for any services not included in the first two categories, consisting of royalty contract compliance review services, billed during the years ended December 31, 2012 and 2011.

All of the services performed by Deloitte & Touche LLP in 2012 and 2011 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax and other services that the independent auditors may perform. Generally, pre-approval is provided at regularly scheduled committee meetings; however, the authority to pre-approve services between meetings, as necessary, has been delegated to the Chairman of the Audit Committee, subject to formal approval by the committee at the next regularly scheduled meeting.

The Audit Committee believes that the foregoing expenditures are compatible with maintaining the independence of our independent registered public accounting firm.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL NO. 3:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking stockholders to adopt, on an advisory basis, a resolution approving the Company’s executive compensation as reported in this Proxy Statement.

We urge stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes how our executive compensation program is designed and operates, as well as the Summary Compensation Table and other related compensation tables, which provide additional information on the compensation of our named executive officers. The Board and the Compensation Committee believe that our executive compensation program as described in the “Compensation Discussion and Analysis” section has supported and contributed to the Company’s recent and long-term success and the creation of long-term stockholder value and is effective in helping the Company attract and retain the high caliber of executive talent necessary to drive our business forward and build sustainable value for our stockholders.

In accordance with regulations issued under Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking stockholders to approve the following non-binding advisory resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis section, compensation tables and narrative discussion of the Proxy Statement for the 2013 Annual Meeting of Stockholders, is hereby APPROVED.

While this advisory resolution, commonly referred to as a “say on pay” resolution, is non-binding, the Compensation Committee will carefully review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RESOLUTION APPROVING NAUTILUS’ EXECUTIVE COMPENSATION.

PROPOSAL NO. 4:

ADVISORY VOTE REGARDING FREQUENCY OF VOTE ON EXECUTIVE COMPENSATION

The regulations that require us to hold a “say on pay” advisory vote also require that stockholders be asked how often they wish to vote on a “say on pay” proposal. In accordance with these requirements, we are asking stockholders to vote on whether future “say on pay” votes should occur every year, every two years, or every three years. The vote on the frequency of “say on pay” votes is advisory in nature and must be held at least once every six years.

After careful consideration, the Board has determined that holding an advisory vote on executive compensation every one year is the most appropriate policy for the Company at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur every one year.

In accordance with regulations promulgated under Section 14A of the Exchange Act, stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years, or abstain. Although the advisory vote is non-binding on the Company, the Board has adopted a policy of adopting any recommendation of the stockholders regarding the frequency of advisory votes on executive compensation which receives the vote of a majority of the Company’s stockholders voting on the proposal. If none of the three frequency options receives the vote of the holders of a majority of the shares of the common stock present or represented and voting, we will consider the frequency option (one year, two years or three years) receiving the highest number of votes to be the frequency that has been recommended by stockholders, and the Board and the Compensation Committee will give careful consideration to the voting results on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO HOLD ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY ONE YEAR.

OTHER MATTERS

As of the date of this proxy statement, the Board is not aware of any other matters that may come before the annual meeting. The persons named in the enclosed proxy card intend to vote the proxy in accordance with their best judgment if any other matters properly come before the annual meeting.

We will provide, without charge, on the written request of any beneficial owner of shares of our common stock entitled to vote at the Annual Meeting of Stockholders, a copy of our Annual Report on Form 10-K as filed with the SEC for our fiscal year ended December 31, 2012. Written requests should be mailed to Nautilus, Inc., 17750 SE 6th Way, Vancouver, Washington 98683, Attn: Company Secretary.

Please return the enclosed proxy card as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the annual stockholders’ meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy card exactly as your name appears on your stock certificate and return it in the enclosed postage prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

By Order of the Board of Directors

Wayne M. Bolio Secretary

Vancouver, Washington

March 29, 2013

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	The Board of Directors unanimously recommends stockholders vote FOR all of the nominees listed, FOR Proposal 2, FOR Proposal 3 and select ONE YEAR as the frequency for future advisory votes on Nautilus executive compensation.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold	+
01 - Ronald P. Badie	☐	☐	02 - Bruce M. Cazenave	☐	☐	03 - Richard A. Horn	☐	☐

04 - M. Carl Johnson, III	☐	☐	05 - Anne G. Saunders	☐	☐	06 - Marvin G. Siegert	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Ratification of selection of Deloitte & Touche LLP as Registered Independent Public Accounting Firm.	☐	☐	☐	3.	To adopt an advisory resolution approving Nautilus’ executive compensation.	☐	☐	☐

		1 Year	2 Years	3 Years	Abstain
4.	To recommend, on an advisory basis, that future advisory votes to approve executive compensation be held every:	☐	☐	☐	☐

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting and proxy statement are available at http://nautilus.com/proxy.

B	Non-Voting Items

Change of Address — Please print new address below.		Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.
☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Nautilus, Inc.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 1, 2013

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 29, 2013 and names, constitutes and appoints M. Carl Johnson, III and Wayne M. Bolio, or either of them acting in absence of the other, with full power of substitution, my true and lawful attorneys and proxies for me and in my place and stead to attend the Annual Meeting of the Stockholders of Nautilus, Inc., to be held at 1:00 p.m. PDT on May 1, 2013, and at any adjournment thereof, and to vote all the shares of common stock held of record in the name of the undersigned on March 15, 2013, with all the powers that the undersigned would possess if personally present.

Our Board of Directors is soliciting this proxy. If no specific direction is given as to the items stated on the reverse side, this proxy will be voted FOR all of the nominees listed, FOR Proposal 2, FOR Proposal 3 and ONE YEAR will be selected as the frequency for future advisory votes on Nautilus executive compensation.

The stockholder signed on the reverse side reserves the right to revoke this proxy at any time prior to its exercise by written notice delivered to our Secretary at our corporate offices at 17750 SE 6th Way, Vancouver, Washington 98683, prior to the annual meeting. The power of the proxy holders shall also be suspended if the stockholder signed above appears at the annual meeting and elects in writing to vote in person.

(Items to be voted appear on reverse side.)